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                                                                       Exhibit 2


The undersigned appoints Stone Pine Colorado LLC agent and proxy and authorizes Stone Pine Colorado LLC or its designees to act as agent and proxy with respect to 1,211,568 shares of common stock of Consolidated Capital of North America, Inc. (the "Issuer") standing in the name of the undersigned on the books of the Issuer. The agent and proxy named above is authorized to act in behalf of the undersigned as to all matters that come before the shareholders of the Issuer for action, whether at a meeting of the shareholders or by written consent of shareholders in lieu of a meeting, in the same manner and with the same effect as if the undersigned were personally acting.

This proxy is coupled with an interest and the authority represented by this proxy is irrevocable during the term of this Proxy. Notwithstanding the foregoing this proxy shall terminate upon the earlier of (i) the transfer of the Shares by the undersigned to any person or entity which is not an affiliate of the undersigned and (ii) February 4, 2000.


Dated:  February 7, 1997                   Atlantis Holding Corp.

                                          By:  /s/ GARY KUCHER
                                             -------------------------------
                                                   Gary Kucher
                                                   Director